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Federated Investors, Inc.
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FEDERATED INVESTORS, INC.

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

INFORMATION STATEMENT

March 18, 2008

INTRODUCTION

This Information Statement is furnished to the shareholders (the “Shareholders”) of Federated Investors, Inc. (“Federated”) by the Board of Directors (the “Board”) in connection with the Annual Meeting of the Shareholders to be held on Thursday, April 24, 2008 in Room 410 of the David L. Lawrence Convention Center, 1000 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania, 15222 at 4:00 p.m. local time (the “Annual Meeting”). Action will be taken at the Annual Meeting for (i) the election of directors; and (ii) any other business that properly comes before the meeting.

Federated has shares of both Class A Common Stock, no par value per share (the “Class A Common Stock”) and Class B Common Stock, no par value per share (the “Class B Common Stock”) issued and outstanding. The Class B Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol FII. Except under certain limited circumstances, the entire voting power of Federated is vested in the holders of the outstanding shares of the Class A Common Stock. All of the outstanding shares of Class A Common Stock are held by a Voting Shares Irrevocable Trust, dated May 31, 1989 (the “Voting Trust”), and will be voted in person at the Annual Meeting. Accordingly, Federated is not soliciting proxies for the Annual Meeting, but is providing this Information Statement to its Shareholders in accordance with Regulation §240.14c-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed to the Shareholders on or about March 18, 2008. Federated’s 2007 Annual Report to Shareholders (the “2007 Annual Report”) accompanies this Information Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE 2007 ANNUAL REPORT AND INFORMATION STATEMENT FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2008.

THIS INFORMATION STATEMENT AND THE 2007 ANNUAL REPORT ARE AVAILABLE ON THE INTERNET AT http://corp.federatedinvestors.com.

VOTING SECURITIES

Only holders of record of Class A Common Stock at the close of business on February 25, 2008 will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof. On that date, 9,000 shares of Class A Common Stock were outstanding, all of which were held by the Voting Trust, the three trustees of which are Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, for the benefit of the members of the family of John F. Donahue. Accordingly, Federated qualifies as a “controlled company” under Section 303A of the New York Stock Exchange Listed Company Manual (the “Rule”) and intends to rely on the exemptions available to controlled companies under the Rule.

The presence of the holder of the Class A Common Stock, constituting all of the votes that all Shareholders are entitled to cast on the election of directors will constitute a quorum for the transaction of business at the Annual Meeting. Any business transacted at the Annual Meeting shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all Shareholders entitled to vote thereon. Under the terms of the Voting Trust, the trustees are authorized to vote shares owned by the Voting Trust, and as a result, all of the outstanding shares of Class A Common Stock will be voted in person at the Annual Meeting. The Voting Trust is entitled to cast one vote per share of Class A Common Stock. Directors will be elected by a plurality of the votes cast. Cumulative voting is not allowed. The trustees of the Voting Trust have advised that they intend to vote in favor of all the directors nominated by the Board.

BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

The Board currently consists of seven members. Under Federated’s bylaws, directors are elected at each annual meeting and each director holds office until the expiration of the term of one year for which he or she was selected and until a successor is selected and qualified.

The Board has nominated Messrs. John F. Donahue, J. Christopher Donahue, Michael J. Farrell, David M. Kelly, John W. McGonigle, James L. Murdy, and Edward G. O’Connor for election as directors. All of the nominees for director have previously served as members of the Board.

John F. Donahue Age 83	Mr. John F. Donahue is a founder of Federated. He has served as director and Chairman of Federated since Federated’s initial public offering in May 1998. He is a director or trustee of the forty-four registered investment companies managed by subsidiaries of Federated. Mr. Donahue is the father of J. Christopher Donahue who serves as President, Chief Executive Officer and director of Federated and Thomas R. Donahue who serves as Vice President, Treasurer, and Chief Financial Officer of Federated.

J. Christopher Donahue Age 58	Mr. J. Christopher Donahue has served as director, president and Chief Executive Officer of Federated since Federated’s initial public offering in May 1998. He is President of forty-one registered investment companies managed by subsidiaries of Federated and is director or trustee of all forty-four registered investment companies managed by subsidiaries of Federated. He is director or trustee of all seven of Federated’s wholly owned advisory companies, as well as Chairman of six of Federated’s wholly owned advisory companies. Mr. Donahue is the son of John F. Donahue who serves as director and Chairman of Federated and the brother of Thomas R. Donahue who serves as Vice President, Treasurer, and Chief Financial Officer of Federated.

Michael J. Farrell Age 58	Mr. Michael J. Farrell was elected to the Board in August 1998. He is currently the President of Farrell & Co., a merchant banking firm specializing in heavy manufacturing companies. Additionally, he serves as Chief Executive Officer of Standard Steel, LLC. He has also served in executive capacities for MK Rail Corporation, Motor Coils Manufacturing Co. and Season-All Industries. Mr. Farrell is a Certified Public Accountant.

David M. Kelly Age 65	Mr. David M. Kelly was elected to the Board in April 2004. He is Chairman of Matthews International Corporation, a designer, manufacturer, and marketer of memorialization products and caskets for the cemetery and funeral home industries. Mr. Kelly is a member of the Board of Directors of Mestek, Inc. and Elliott Turbomachinery, Inc.

John W. McGonigle Age 69	Mr. John W. McGonigle has been a director and Executive Vice President of Federated since 1998. He also serves as Vice Chairman, Secretary, and Chief Legal Officer of Federated. Additionally, Mr. McGonigle is Chairman of Federated International Management Limited and Vice President of Federated Investment Management Company, a wholly owned advisory company subsidiary of Federated. Mr. McGonigle is also Secretary of all forty-four of the registered investment companies managed by subsidiaries of Federated, and Executive Vice President of forty-three of the forty-four registered investment companies managed by subsidiaries of Federated.

James L. Murdy Age 69	Mr. James L. Murdy was elected to the Board in August 1998. He retired as President, Chief Executive Officer and Director of Allegheny Technologies Incorporated, a diversified manufacturing corporation, in 2003. Prior to becoming President he served as Executive Vice President and Chief Financial Officer of Allegheny Technologies Incorporated.

Edward G. O’Connor Age 67	Mr. Edward G. O’Connor was elected to the Board in April 2001. From 1973 through 1999, Mr. O’Connor was a member of Eckert, Seamans, Cherin & Mellott LLC (“Eckert Seamans”). From 2000 to 2007 he served as Special Counsel in the Litigation Department of Eckert Seamans. At the end of 2007, Mr. O’Connor retired from Eckert Seamans, but maintains an “Of Counsel” relationship with the firm.

Meetings and Committees of the Board

In 2007, the Board met on six occasions. The Board has an Audit Committee, Compensation Committee and Compliance Committee. The Board does not have a Nominating Committee; the Board as a whole performs this function. All directors attended at least seventy-five percent of the meetings of the Board.

Audit Committee

The Audit Committee currently consists of Messrs. Michael J. Farrell, David M. Kelly and Edward G. O’Connor, none of whom is an officer or employee (or former officer or employee) of Federated. Mr. Farrell is Chairman of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The Board has determined that the members of the Audit Committee are “Independent,” as defined by the Corporate Governance Rules of the NYSE (“NYSE Rules”). In making this determination, the Board considered all relevant facts and circumstances. Other than serving as directors, Mr. Kelly and Mr. Farrell have no relationship with Federated. Mr. O’Connor has an immediate family member who was an employee of Federated during 2007, however in reviewing the circumstances, the Board took into consideration that the family member was not an executive officer and his position would not affect Mr. O’Connor’s status as an independent director under NYSE Rules.

The Audit Committee is responsible for monitoring the integrity of the financial statements of Federated, the independent auditors’ qualifications and independence, the performance of Federated’s internal audit function and independent auditors, and the compliance by Federated with related applicable legal and regulatory requirements. The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. In performing its responsibilities, the Audit Committee reviews the audit plans of Federated’s internal auditors and the independent auditors and monitors their progress during the year. In discharging its responsibilities, the Audit Committee is entitled to rely upon the reports, findings and representations of Federated’s auditors, legal counsel and responsible officers. In 2007, the Audit Committee met on five occasions.

The Board has determined that Mr. Kelly and Mr. Farrell are Audit Committee Financial Experts as defined under Federal securities laws.

Audit Committee Report

The Audit Committee oversees Federated’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has met to review and discuss the audited financial statements in the 2007 Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements.

The Audit Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Federated’s accounting principles as applied to the financial statements and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received and discussed with the independent auditors the written disclosures required by the Independence Standards Board Standard No. 1 relating to the auditors’ independence from management and Federated. The Audit Committee has considered whether the provisions of non-audit services by the independent auditors is compatible with maintaining the independent auditors’ independence.

The Audit Committee discussed with Federated’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Federated’s internal controls, and the overall quality of Federated’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission (“SEC”). The Audit Committee also selected Federated’s independent auditors for the fiscal year ending December 31, 2008.

Respectfully Submitted:

Michael J. Farrell, Audit Committee Chairman

David M. Kelly, Audit Committee Member

Edward G. O’Connor, Audit Committee Member

Compensation Committee

The Compensation Committee, which operates pursuant to a written charter, consists of Messrs. Michael J. Farrell and James L. Murdy. Mr. Farrell is Chairman of the Compensation Committee. The Compensation Committee establishes performance measures and certifies achievement, recommends and approves compensation levels of executive officers, awards share-based compensation, works with senior management on benefit and compensation programs for Federated employees, and monitors local and national compensation trends to ensure that Federated’s compensation program is competitive within the mutual fund industry. The Compensation Committee has delegated its full power and authority under Federated’s Stock Incentive Plan, as amended, (the “Stock Incentive Plan”), to the Chief Executive Officer with respect to all employees other than those subject to Section 16 of the Exchange Act. In 2007, the Compensation Committee met twice.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Michael J. Farrell and James L. Murdy, both of whom are independent directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Federated’s 2007 Information Statement.

Respectfully Submitted:

Michael J. Farrell, Compensation Committee Chairman

James L. Murdy, Compensation Committee Member

Corporate Governance

To address corporate governance matters and communicate its business standards, Federated has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to directors, officers and employees of Federated. Copies of these materials as well as Charters for the Audit, Compensation, and Compliance Committees are available on Federated’s website at FederatedInvestors.com by first clicking on “About Us” and then “Corporate Governance.” The information is also available in print upon written request.

Under Federated’s policies, the directors are expected to attend the Annual Meeting. During 2007, all but one of the directors attended the Annual Meeting.

Communications with the Board

Non-management members of the Board have regularly scheduled executive sessions without management participation. Mr. Murdy has been selected to preside over these meetings. In order that parties may make their concerns known to non-management directors as well as to the Audit Committee, Compliance Committee, and the full Board, the Board has established a telephone messaging system. All messages will be forwarded to Federated’s Chief Compliance Officer for review, who will prepare a summary of such communications for the non-management directors, the Audit Committee, the Compliance Committee, or the full Board as appropriate. Information concerning the use of the messaging system can be obtained on Federated’s website by first clicking on “About Us” and then “Corporate Governance.”

Nomination of Directors

Under the NYSE Rules, Federated is not required to have a nominating committee because it is considered a “controlled company” for purposes of these rules. In light of this fact, Federated believes that it is appropriate not to have a nominating committee and therefore does not have a nominating committee charter in reliance on the NYSE Rules exemption. Federated’s current practice is for the Board as a whole to perform the functions of a nominating committee. The members of the Audit Committee, Messrs. Farrell, Kelly, and O’Connor, currently satisfy the independence requirements of the NYSE Rules. As members of the Compensation Committee, Messrs. Murdy and Farrell are deemed to be outside directors for purposes of Section 162(m) of the Internal Revenue Code and non-employee directors as defined in Rule 16a-1(f) of the Exchange Act.

The Board does not currently consider director candidates recommended by shareholders, and does not have a formal policy with regard to consideration of director candidates by shareholders. Federated believes that it is appropriate not to have such a policy because of its status as a “controlled company” under the NYSE Rules.

The Board seeks candidates who possess the background, skills, experience, expertise, integrity, and degree of commitment necessary to make a significant contribution to the Board. In connection with its evaluation of a nominee, the Board takes into account all applicable laws, rules, regulations and listing standards and considers other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and its evaluation of other prospective nominees. Nominees for directorship are recommended to the Board by the Chief Executive Officer of Federated and other directors. An invitation to join the Board would be extended by the Chief Executive Officer of Federated and the Chairman of the Board.

Compensation of Directors

Members of the Board who are also employees of Federated do not receive cash compensation for their services as directors. In April of 2006, following a recommendation by the Compensation Committee, which was based upon an analysis of the duties and responsibilities of the Board, the time commitment required and a review of comparative information, the Board determined that members of the Board who are not employees shall receive (i) $50,000 per year, payable in quarterly installments; (ii) $1,500 per attendance at a Special Meeting of the Board; (iii) $5,000 per year for Board Committee Membership; (iv) $2,500 for Board Committee Chairmanship; (v) options to purchase 7,500 shares of Class B Common Stock upon initial election to the Board, which generally are subject to a three-year vesting schedule; and (vi) 3,000 options to purchase shares of Class B Common Stock annually, which vest immediately upon grant. According to the Stock Incentive Plan, all of the vested options granted to outside directors are immediately exercisable and may be exercised for a period of ten years from the date of the grant, provided that, in the event of the death or disability of the outside director, the options may only be exercised within twelve months after the death or disability and, in the event that the outside director’s service to Federated is terminated for any reason other than retirement, death or disability, the options may only be exercised for a period of thirty days after the date of such termination of services. Additionally, Federated pays the premiums for term life insurance contracts for each of Messrs. Farrell, Kelly, Murdy, and O’Connor which, in the aggregate, costs Federated approximately $173 annually.

Director Compensation Table

The following table sets forth compensation information for the fiscal year ended December 31, 2007 for Federated’s non-employee directors.

DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Michael J. Farrell	70,000	0	20,880	0	0	0	90,880
James L. Murdy	62,500	0	20,880	0	0	0	83,380
Edward G. O’Connor	60,000	0	20,880	0	0	0	80,880
David M. Kelly	60,000	0	22,996	0	0	0	82,996

(1)	Each of the directors receives an annual retainer of $50,000 for their services. Additionally, directors receive $1,500 for their attendance at a special meeting, a $5,000 retainer for serving on a committee, and an additional $2,500 retainer for serving as a committee chairperson.
(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 as prescribed by the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”). With respect to each director, this amount reflects the grant date fair value of $20,880 for options granted to each in 2007. With respect to Mr. Kelly, this amount also reflects an additional $2,116 relating to options to purchase 7,500 shares of Federated Class B Common Stock, which were received on April 19, 2004 upon his initial election to the Board. These options were subject to a three-year vesting period which was completed on April 19, 2007. As of December 31, 2007, each director has the following number of options outstanding: Michael J. Farrell:18,750, James L. Murdy:18,750, Edward G. O’Connor: 0, and David M. Kelly: 16,500. The assumptions made in calculating the dollar values of the expenses recognized and the grant date fair values are set forth in Note 12(b) of Federated’s Financial Statements for the fiscal year ended December 31, 2007.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The investment management business is highly competitive and experienced professionals have significant career mobility. Our ability to attract, retain and properly motivate highly qualified professionals is a critical factor in maintaining our competitive position within the investment management industry and ensuring our future success. Accordingly, our compensation program is comprised of competitive levels of cash compensation together with equity and other components that are consistent with shareholder interests. Our compensation program is designed to reward outcomes related to a variety of factors including our revenues, earnings, earnings on a per share basis, and return on equity and payout ratio. Additional consideration is given to our investment and financial performance as measured against other similar companies within the investment management industry, and the performance of our stock. Federated’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers are referred to herein as the “Named Executive Officers.”

Allocation Among Compensation Components

As previously noted, each component of our compensation program is designed to be competitive within the investment management industry and to align the interests of our executive officers with those of our shareholders. The final determination on setting compensation for executive officers rests with the Compensation Committee acting pursuant to Section 162(m) of the Internal Revenue Code. The Compensation Committee takes a holistic approach to assessing and determining the components of each executive officer’s total compensation. The Compensation Committee’s role is discussed in more detail herein. Each component of compensation is reviewed independently each year, taking into consideration both company and individual results as well as comparative peer group information.

Benchmarking. In 2007, we engaged Deloitte Consulting (“Deloitte”), a nationally recognized consulting firm with expertise in executive compensation practices and program design, to conduct a study of the compensation of executive officers at Federated and thirteen of our peers within the investment management industry. Our peer group selected for purposes of Deloitte’s study includes Affiliated Managers Group; AllianceBernstein Holding LP; Invesco PLC (ADR); Blackrock, Inc.; Calamos Asset Management, Inc.; Eaton Vance Corporation; Franklin Resources, Inc.; Janus Capital Group, Inc.; Nuveen Investments, Inc.; Legg Mason, Inc.; Mellon Financial Corporation; T. Rowe Price Group, Inc.; and Waddell & Reed Financial, Inc. In selecting this peer group, we used the size criteria of approximately one-half to two times Federated in one or more of the following metrics: revenue, assets under management and market capitalization. The peer group data used for purposes of Deloitte’s study is generally gathered from publicly disclosed documents of those companies. Therefore, these results will typically only relate to the five most highly compensated executive officers of a given company. Information prepared by Deloitte was provided to the Compensation Committee to assist it in its efforts to determine appropriate levels of compensation.

Base Salary. Base salaries are intended to form a competitive percentage of total cash compensation. Our objective in paying a base salary is to provide our executive officers with a level of assured cash compensation that is commensurate with their position, expertise and accomplishments. In establishing base salaries, the Compensation Committee considers performance assessments and recommendations provided by our Chief Executive Officer with respect to executive officers other than himself. The Compensation Committee also gives consideration to our financial results from the prior year as well as the base salaries paid for comparable positions by companies in our peer group.

Bonuses. Bonuses paid under the Federated Annual Incentive Plan, as amended, (the “Annual Incentive Plan”) are designed to reward executive officers for the successful attainment of annual results that are consistent with our long-term growth and development. Each year, the Compensation Committee establishes a performance goal that must be attained for bonuses to be awarded under the Annual Incentive Plan. In 2007, the Compensation Committee required that Federated attain operating profits of $20,000,000 for bonuses to be awarded. For purposes of the Annual Incentive Plan goal, operating profits are defined as annual total revenues less distributions to minority interests and less total expenses (excluding amortization of intangibles, impairment losses and debt expenses) as reflected in Federated’s audited or unaudited financial statements (“Operating Profits”). The maximum amount that may be awarded to each executive officer in a given year under the Annual Incentive Plan is $6,000,000.

In determining awards for 2007 under the Annual Incentive Plan, the Compensation Committee considered a variety of factors including Operating Profits, revenues, earnings, earnings on a per share basis and return on equity and payout ratio. Also taken into consideration by the Compensation Committee was the performance of our stock, our investment and financial performance as measured against other similar companies within the investment management industry, and the performance assessment and recommendations made by our Chief Executive Officer with respect to executive officers other than himself. The Compensation Committee considers all of the aforementioned factors, but gives no specific weighting to any such factor. In 2007, consistent with past practice, the Compensation Committee, in the exercise of its discretion under the Annual Incentive Plan, reduced the amount of the bonus award from the maximum amount eligible to be attained by an executive officer.

Equity Compensation. Executive officers under the age of sixty-five who receive bonus awards under the Annual Incentive Plan receive eighty percent of such awards in cash, while twenty percent is received in the form of restricted stock (“Bonus Restricted Stock”) that generally vests in equal one-third amounts over a three-year period. Executive officers aged sixty-five or older who receive awards for 2007 under the Annual Incentive Plan receive 100% of such awards in cash. Beginning in 2008, executive officers aged sixty-five or older, or who will attain age sixty-five prior to the end of the Bonus Restricted Stock three-year vesting period, who receive bonus awards under the Annual Incentive Plan may elect to receive 100% of such awards in cash or to receive eighty percent of such awards in cash and twenty percent in Bonus Restricted Stock. Bonus Restricted Stock is awarded at eighty-five percent of fair market value, which is based on the closing price of Federated Class B Common Stock on the New York Stock Exchange on the award date. We believe that the Bonus Restricted Stock portion of the award serves to further align the interests of executive officers with those of our shareholders.

The Compensation Committee also considers granting periodic restricted stock awards (“Periodic Restricted Stock”) to executive officers under our Stock Incentive Plan. In determining whether Periodic Restricted Stock awards are appropriate and, if so, the size of such an award, the Compensation Committee holistically considers any outstanding and unvested stock options and restricted stock the executive officer holds as well as the value of equity compensation as a component of total compensation. In making its decision, the Compensation Committee also considers factors such as the executive officer’s performance, changes in his or her responsibility, promotions and general industry practices. Periodic Restricted Stock awards generally vest over a ten-year period with restrictions on the vested portion of the award typically lapsing on approximately the award’s fifth- and tenth- year anniversaries, which we believe serves to align the long-term interests of executive officers with those of our shareholders. The timing of Periodic Restricted Stock grants is driven solely by the Compensation Committee’s assessment of the need to compensate executive officers, not our stock price or the timing of any release of company information.

Federated does not currently award stock options to its executive officers (or its employees).

Retirement Plans. Executive officers are eligible to participate in the Federated Investors, Inc. Profit Sharing/401(k) Plan (the “Plan”), which is made available to substantially all of our employees. Under the Plan, Federated makes a matching contribution in an amount equal to 100% of the first 2% that each participant defers and 50% of the next 4% of deferral contributions. Federated does not offer a defined benefit pension plan or any nonqualified deferred compensation plan.

Perquisites and Other Benefits. Federated provides a limited number of perquisites and other benefits to our executive officers that are intended to encourage the health and wellness of our executive officers and to reduce the time and attention that they must spend on non-business issues.

Certain executive officers are eligible for reimbursement for the initiation fees and dues associated with membership in golf and/or social clubs that have a business purpose. Such memberships provide executive officers with an appropriate forum for entertaining clients and interacting with the community. During 2007, three executive officers were provided the use of a company car and seven executive officers were provided with on-site parking. Executive officers are permitted to use Federated’s corporate aircraft for a limited amount of personal use when the corporate aircraft is not being utilized for business purposes. Such personal use of the corporate aircraft must be pre-approved by the Chief Executive Officer or Chief Financial Officer. For security and efficiency reasons, the Chairman and Chief Executive Officer are required to use the corporate aircraft for business and personal use to the greatest reasonable extent.

Executive officers are entitled to receive medical, life and disability coverage and other corporate benefits available to most of our employees. A grandfathered group of executive officers also receives supplemental executive medical coverage. Executive officers are also provided an annual physical.

Employment Agreements and Change-of-Control Agreements

Federated generally does not have employment agreements or change-of-control agreements with its executive officers. The only employment agreement we currently have in place with a Named Executive Officer is with John B. Fisher. On December 28, 1990, Mr. Fisher entered into an employment agreement (the “Employment Agreement”) with Federated Investors, a predecessor of Federated, in connection with his employment by Federated Investors as an officer and employee. The Employment Agreement is still in effect. Under the terms of the Employment Agreement, Mr. Fisher is subject to certain restrictions with regard to confidentiality and competition. Mr. Fisher is not permitted to disclose confidential information that he receives in the course of or as a result of his employment. Additionally, upon his termination, Mr. Fisher is prohibited from directly or indirectly competing with Federated for a period of two years. Furthermore, upon his termination, Mr. Fisher agrees not to directly or indirectly solicit employees of Federated to terminate their employment or contractual relations with Federated.

The only agreement we currently have in place with a Named Executive Officer that contains a change-of-control provision is the 2006 Restricted Stock Award Agreement entered into with Mr. John B. Fisher, President and Chief Executive Officer of Federated’s investment advisory subsidiaries, on April 4, 2006 under the Stock Incentive Plan pursuant to which Mr. Fisher was awarded 100,000 shares of Restricted Stock. Under the terms of the Agreement, the shares awarded vest over a ten-year period with restrictions lapsing on the vested portion of the award on approximately the award’s fifth- and tenth- year anniversaries. In certain circumstances where there is a change-of-control (as described below) the vesting of the shares is accelerated. For this to occur, a combination of events must take place: (a) there must be a change in ownership of fifty-one percent or greater of the Class A Common Stock of Federated; and (b) one of the following must occur (i) Mr. Fisher is terminated other than “for cause” (as defined in the Agreement) by Federated or its successor during the six-month period before or the first two-year period following a change in ownership or (ii) a constructive termination (as defined in the Agreement) occurs prior to the occurrence of events which would permit a termination “for cause” during the first two-year period following a change of ownership. If this “double-trigger” provision is satisfied then any portion of the award not vested will fully vest. Assuming that the aforementioned events occurred on December 31, 2007, thereby satisfying the “double-trigger” provision, the shares of Restricted Stock awarded pursuant to the 2006 Restricted Stock Award Agreement that were not vested would have become fully vested with an approximate value of $3,910,200, which would include $285,000 Mr. Fisher paid for those shares. Such events, however, did not occur.

Board Process

The Compensation Committee receives input and recommendations from, and works collaboratively with, Federated’s Chief Executive Officer in analyzing information relating to company and individual performance. As discussed above, the Compensation Committee also considers a variety of factors when determining annual salary and awards of bonuses under the Annual Incentive Plan or awards of Periodic Restricted Stock under the Stock Incentive Plan. The Compensation Committee not only considers a variety of factors relating to company performance including Operating Profits, revenues, earnings per share and stock performance, but also considers industry compensation trends among companies in our peer group as provided in the aforementioned study conducted by Deloitte. The Compensation Committee also reviews investment performance and financial performance on a comparative basis, as well as marketing and sales effectiveness. Although the Compensation Committee considers a number of different individual and corporate performance factors, no specific weighting is given to any such factor.

Summary Compensation Table

The following table sets forth compensation information for the fiscal years ended December 31, 2007 and December 31, 2006 for Federated’s Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
J. Christopher Donahue President and Chief Executive Officer	2007 2006	930,000 925,000	0 0	366,008 192,210	499,675 499,675	2,200,000 1,840,000	0 0	157,756 184,299	4,153,439 3,641,184

Thomas R. Donahue Chief Financial Officer	2007 2006	770,000 760,000	0 0	281,360 141,776	399,740 406,346	1,360,000 1,120,000	0 0	101,973 98,682	2,913,073 2,526,804

John F. Donahue Chairman	2007 2006	900,000 900,000	0 0	141,161 564,719	0 0	1,800,000 1,800,000	0 0	110,118 181,610	2,951,279 3,446,329

John B. Fisher Vice President and President and Chief Executive Officer, Federated Advisory Companies (5)	2007 2006	610,000 600,000	0 0	727,900 453,046	249,838 249,838	1,920,000 1,360,000	0 0	211,754 105,714	3,719,492 2,768,598

Eugene F. Maloney Vice President and Executive Vice President, Federated Investors Management Company (6)	2007	850,000	0	263,932	249,838	1,120,000	0	75,070	2,558,840

(1)	The amounts in this column reflect the gross pre-forfeiture-assumption compensation cost for restricted stock awards recognized by us for financial statement reporting purposes for the fiscal years ended December 31, 2007 and December 31, 2006, respectively, as prescribed by SFAS 123(R). The assumptions made in calculating the dollar values of the compensation cost recognized by us are set forth in Notes 1(p) and 12(a) of Federated’s Financial Statements for the fiscal year ended December 31, 2007.
(2)	The amounts in this column reflect the gross pre-forfeiture-assumption compensation cost for option awards recognized by us for financial statement reporting purposes for the fiscal years ended December 31, 2007 and December 31, 2006, respectively, in accordance with SFAS 123(R). These amounts reflect option awards made prior to 2006 as no option awards were made to any Named Executive Officer during 2007 or 2006. The assumptions made in calculating the dollar values of the compensation cost recognized by us are set forth in Note 1(p) of Federated’s Financial Statements for the fiscal year ended December 31, 2007.
(3)

With respect to Messrs. J. Christopher Donahue, Thomas R. Donahue, and Fisher, the amounts in this column reflect eighty percent of the bonus each received in 2008 and 2007, respectively, under the Annual Incentive Plan for fiscal years 2007 and 2006, respectively. The remaining twenty percent was received in 2008 and 2007 in the form of Bonus Restricted Stock. With respect to Mr. Maloney, the amount in this column reflects eighty percent of the bonus he received in 2008 under the Annual Incentive Plan for fiscal year 2007. The remaining twenty percent was received in

2008 in the form of Bonus Restricted Stock. With respect to Mr. John F. Donahue, the amounts in this column reflect 100% of the bonus he received in 2008 and 2007, respectively, under the Annual Incentive Plan for fiscal years 2007and 2006, respectively.

The dollar value of each of Messrs. J. Christopher Donahue, Thomas R. Donahue, Fisher and Maloney’s 2007 bonuses allocated to the purchase of Bonus Restricted Stock in 2008 was $550,000, $340,000, $480,000 and $280,000, respectively. The dollar value of each of Messrs. J. Christopher Donahue, Thomas R. Donahue and Fisher’s 2006 bonuses allocated to the purchase of Bonus Restricted Stock in 2007 was $460,000, $280,000, and $340,000, respectively. The Bonus Restricted Stock is awarded at eighty-five percent of fair market value and generally has a three-year vesting period.

(4)	With respect to Mr. J. Christopher Donahue, this amount includes matching contributions under Federated’s 401(k) Plan, dividends received on restricted stock, company-provided parking, an annual physical (2006 only) and spousal travel costs in 2007 and 2006. Dividends received on restricted stock totaled $18,620 for 2007. In addition, Federated paid premiums for life, accidental death and long-term disability insurance for both years. It also includes medical insurance premiums of $26,952 and $55,525 and club dues of $30,723 and $29,890 for 2007 and 2006, respectively. In addition, $52,418 and $62,730 and of this amount reflects the aggregate incremental cost to Federated of personal use of the corporate aircraft in 2007 and 2006, respectively. The aggregate incremental cost to Federated is determined on a per flight basis and includes the cost of fuel, landing and storage fees, crew-related expenses and other miscellaneous variable costs.

With respect to Mr. Thomas R. Donahue, this amount includes matching contributions under Federated’s 40l(k) Plan, dividends received on restricted stock, company-provided parking, an annual physical (2007 only), club dues, personal use of the corporate aircraft and spousal travel costs. Dividends received on restricted stock and personal use of the corporate aircraft totaled $17,431 and $10,700, respectively, for 2007. In addition, Federated paid the premiums for long-term disability insurance for both years. It also includes life and accidental death insurance premiums of $14,278 and $10,716 and medical insurance premiums of $36,679 and $55,525 for 2007 and 2006, respectively.

With respect to Mr. John F. Donahue, this amount includes matching contributions under Federated’s 401(k) Plan, dividends received on restricted stock, company-provided parking, club dues and spousal travel costs (2006 only) in 2007 and 2006. Dividends received on restricted stock and club dues totaled $11,352 and $18,192, respectively, for 2007. In addition, Federated paid premiums for life, accidental death and long-term disability insurance for both years. It also includes medical insurance premiums of $26,952 and $40,767 and use of a company car of $17,315 and $17,066 for 2007 and 2006, respectively. The aggregate incremental cost to Federated of the company car primarily includes depreciation of a company-owned vehicle and insurance. In addition, $16,395 and $76,711 of this amount reflects the aggregate incremental cost to Federated for personal use of the corporate aircraft in 2007 and 2006, respectively. The aggregate incremental cost to Federated is determined on a per flight basis and includes the cost of fuel, landing and storage fees, crew-related expenses and other miscellaneous variable costs.

With respect to Mr. Fisher, this amount includes matching contributions under Federated’s 401(k) Plan, company-provided parking, an annual physical, personal use of the corporate aircraft and use of a company car in 2007 and 2006. Use of a company car totaled $15,894 for 2006. The aggregate incremental cost to Federated of the company car primarily includes lease payments and insurance. In addition, Federated paid a portion of the premiums for medical, life and accidental death and long-term disability insurance for both years. It also includes club dues of $50,000 for 2007 and dividends received on restricted stock of $103,785 and $63,382 for 2007 and 2006, respectively.

With respect to Mr. Maloney, this amount includes company-provided parking, club dues, personal use of the corporate aircraft and spousal travel costs. In addition, Federated paid the premiums for long-term disability insurance. It also includes life and accidental death insurance premiums, medical insurance premiums, matching contributions under Federated’s 401(k) Plan and dividends received on restricted stock of $15,898, $26,952, $9,000 and $12,779, respectively.

(5)	Federated Advisory Companies include the following subsidiaries of Federated: Federated Advisory Services Company, Federated Equity Management Company of Pennsylvania, Federated Global Investment Management Corp., Passport Research Ltd., Federated Investment Counseling, Federated Investment Management Company and Federated MDTA LLC.
(6)	Mr. Maloney was not a Named Executive Officer for the fiscal year ended December 31, 2006. Therefore, only his 2007 compensation information is included in the Summary Compensation Table.

Grants of Plan-Based Awards

The following table sets forth information concerning cash bonuses and restricted stock awards earned by the Named Executive Officers during the fiscal year ended December 31, 2007.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated possible payouts under Non-equity incentive plan awards			Estimated future payouts under Equity incentive plan awards			All other stock awards: number of shares of stock or units (#) (3)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) (4)
		Threshold ($)	Target ($) (1)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#)
J. Christopher Donahue	3/2/07	—	2,200,000	— 6,000,000	—	—	—	15,117	—	—	541,189

Thomas R. Donahue	3/2/07 8/17/07	—	1,360,000	— 6,000,000	—	— 25,000	—	9,202	—	—	329,432 800,250

John F. Donahue		—	1,800,000	— 6,000,000	—	—	—	—	—	—

John B. Fisher	3/2/07 8/17/07	—	1,920,000	— 6,000,000	—	— 40,000	—	11,174	—	—	400,029 1,280,400

Eugene F. Maloney	3/2/07 8/17/07	—	1,120,000	— 6,000,000	—	— 10,000	—	7,625	—	—	272,975 320,100

(1)	With respect to Messrs. J. Christopher Donahue, Thomas R. Donahue, Fisher and Maloney, the amounts in this column reflect eighty percent of the bonus each received in 2008 under the Annual Incentive Plan for fiscal year 2007. The remaining twenty percent was received in 2008 in the form of Bonus Restricted Stock. With respect to Mr. John F. Donahue, the amount in this column reflects 100% of the bonus he received in 2008 under the Annual Incentive Plan for fiscal year 2007.
(2)	On August 17, 2007, each of Messrs. Thomas R. Donahue, Fisher and Maloney received awards of 25,000, 40,000 and 10,000 shares, respectively, of Periodic Restricted Stock under the Stock Incentive Plan. Each such award is governed by an accompanying 2007 Restricted Stock Award Agreement, which specifies that the shares are subject to forfeiture should a certain performance measurement not be attained. In order to satisfy the performance measurement, Federated must have Operating Profits of at least $25 million for the twelve-month period ending June 30, 2008. With respect to Messrs. Thomas R. Donahue and Fisher, the shares of Periodic Restricted Stock are subject to a ten-year vesting period. With respect to Mr. Maloney, the shares of Periodic Restricted Stock are subject to a ten-year vesting period unless he retires upon or after the attainment of age 65, at which time any portion of shares not yet vested will vest. In each case, restrictions on the awards lapse on approximately the awards’ fifth- and tenth- year anniversaries.
(3)	The amounts reflected in this column represent Bonus Restricted Stock received in 2007 with the allocated portion of the 2006 bonus under the Annual Incentive Plan, which is subject to a three-year vesting period.
(4)	The calculation methodology for the valuation of Periodic Restricted Stock and Bonus Restricted Stock awards is set forth in Note 1(p) of Federated’s Financial Statements for the fiscal year ended December 31, 2007.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning stock options and unvested restricted stock awards held by the Named Executive Officers as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Name	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
J. Christopher Donahue (2)	46,200			11.75	1/25/2009	24,969	1,027,724
	47,700			13.2083	1/24/2010
		100,000 100,000 100,000 100,000 100,000		24.875 27.50 30.00 32.50 35.00	6/30/2011 6/30/2011 6/30/2011 6/30/2011 6/30/2011
	31,500 36,740 56,721			29.8125 31.00 25.35	1/23/2011 1/15/2012 12/18/2012

Thomas R. Donahue (3)	30,300			11.75	1/25/2009	41,057	1,689,906
	35,400			13.2083	1/24/2010
		80,000 80,000 80,000 80,000 80,000		24.875 27.50 30.00 32.50 35.00	6/30/2011 6/30/2011 6/30/2011 6/30/2011 6/30/2011
	25,820 30,620 42,541			29.8125 31.00 25.35	1/23/2011 1/15/2012 12/18/2012

John F. Donahue (4)						12,131	499,312

John B. Fisher (5)	23,100			11.75	1/25/2009	154,979	6,378,936
	22,200			13.2083	1/24/2010
		50,000 50,000 50,000 50,000 50,000		24.875 27.50 30.00 32.50 35.00	6/30/2011 6/30/2011 6/30/2011 6/30/2011 6/30/2011
	9,440 15,780 28,360			29.8125 31.00 25.35	1/23/2011 1/15/2012 12/18/2012

Eugene F. Maloney (6)		50,000		24.875	6/30/2011	23,936	985,206
		50,000 50,000 50,000 50,000		27.50 30.00 32.50 35.00	6/30/2011 6/30/2011 6/30/2011 6/30/2011

(1)	The amounts in this column reflect a December 31, 2007 closing price of $41.16 for Class B Common Stock on the New York Stock Exchange.
(2)	Unexercisable Option and Stock awards for Mr. J. Christopher Donahue and the dates they vest and become exercisable or released, respectively, are as follows: Options: 25,000 options vest each at June 30, 2008 and 2009; 275,000 options vest at June 30, 2010; and 175,000 options are vested at December 31, 2007; however, all of the aforementioned 500,000 options are unexercisable until July 1, 2010. Regarding Stock, all awards are released on the following vesting dates: 8,690 shares at March 3, 2008; 2,548 shares at March 4, 2008; 8,693 shares at March 3, 2009; and 5,038 at March 3, 2010.
(3)	Unexercisable Option and Stock awards for Mr. Thomas R. Donahue and the dates they vest and become exercisable or released, respectively, are as follows: Options: 20,000 options vest each at June 30, 2008 and 2009; 220,000 options vest at June 30, 2010; and 140,000 options are vested at December 31, 2007; however, all of the aforementioned 400,000 options are unexercisable until July 1, 2010. Regarding Stock, certain awards are released on the following vesting dates: 5,302 shares at March 3, 2008; 2,387 shares at March 4, 2008; 5,301 shares at March 3, 2009; and 3,067 shares at March 3, 2010. Regarding Mr. Thomas R. Donahue’s remaining 25,000 shares of Stock awards the vesting dates are as follows: 1,250 shares each on or about August 1, 2008, 2009, 2010, 2011, 2013, 2014, 2015, 2016; 7,500 shares each at August 1, 2012 and August 1, 2017. The amounts and dates on which these 25,000 shares will be released are 12,500 shares each on August 1, 2012 and August 1, 2017.
(4)	Stock awards for Mr. John F. Donahue are released on the following vesting dates: 3,652 shares at March 3, 2008; 4,827 shares at March 4, 2008; and 3,652 shares at March 3, 2009.
(5)	Unexercisable Option and Stock awards for Mr. John B. Fisher and the dates they vest and become exercisable or released, respectively, are as follows: Options: 12,500 options vest each at June 30, 2008 and 2009; 137,500 options vest at June 30, 2010; and 87,500 options are vested at December 31, 2007; however, all of the aforementioned 250,000 options are unexercisable until July 1, 2010. Stock: 6,565 shares vest and are released at March 3, 2008; 3,124 shares vest and are released at March 4, 2008; 6,566 shares vest and are released at March 3, 2009; and 3,724 shares vest and are released at March 3, 2010. Regarding Mr. Fisher’s 100,000 shares of Stock awarded in 2006, the vesting dates are as follows: 5,000 shares each on or about March 27, 2008, 2009, 2010, 2012, 2013, 2014, 2015; 30,000 shares each at March 25, 2011 and 2016, and 5,000 shares were vested at December 31, 2007. The amounts and dates on which these 100,000 shares will be released are 50,000 shares each on March 25, 2011 and March 25, 2016. Regarding Mr. Fisher’s 40,000 shares of Stock awarded in 2007, the vesting dates are as follows: 2,000 shares each on or about August 1, 2008, 2009, 2010, 2011, 2013, 2014, 2015, 2016; 12,000 shares each at August 1, 2012 and August 1, 2017. The amounts and dates on which these 40,000 shares will be released are 20,000 shares each on August 1, 2012 and August 1, 2017.
(6)	Unexercisable Option and Stock awards for Mr. Eugene F. Maloney and the dates they vest and become exercisable or released, respectively, are as follows: Options: 12,500 options vest each at June 30, 2008 and 2009; 137,500 options vest at June 30, 2010; and 87,500 options are vested at December 31, 2007; however, all of the aforementioned 250,000 options are unexercisable until July 1, 2010. Regarding Stock, certain awards are released on the following vesting dates: 4,611 shares at March 3, 2008; 2,172 shares at March 4, 2008; 4,612 shares at March 3, 2009; and 2,541 at March 3, 2010. Regarding Mr. Maloney’s remaining 10,000 shares of Stock awards the vesting dates are as follows: 500 shares each on or about August 1, 2008, 2009, 2010, 2011, 2013, 2014, 2015, 2016; 3,000 shares each at August 1, 2012 and August 1, 2017. The amounts and dates on which these 10,000 shares will be released are 5,000 shares each on August 1, 2012 and August 1, 2017.

Option Exercises and Stock Vested

The following table sets forth information concerning restricted stock held by the Named Executive Officers that vested during the fiscal year ended December 31, 2007. Two of the Named Executive Officers exercised stock options during the fiscal year ended December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
J. Christopher Donahue	—	—	6,200	218,240

Thomas R. Donahue	90,000	3,041,364	4,620	162,624

John F. Donahue	—	—	8,479	298,461

John B. Fisher	—	—	10,965	382,418

Eugene F. Maloney	15,800	126,508	4,242	149,318

(1)	These amounts reflect values determined using the closing price of $35.20 for Class B Common Stock on the New York Stock Exchange on March 5, 2007, which was the date of vesting. Mr. John B. Fisher had two separate vesting dates: 5,965 shares vested on March 5, 2007 for a value of $209,968, and 5,000 shares vested on March 27, 2007 for a value of $172,450 based on a closing price of $37.49 for Class B Common Stock on the New York Stock Exchange on March 27, 2007 less the $3.00 per share purchase price paid by Mr. Fisher upon grant.

Transactions with Related Persons

Pursuant to a Shareholder Services Agreement between The Beechwood Company, L.P. (“Beechwood”) and Federated Securities Corp., a subsidiary of Federated, as agent for certain Federated Funds (the “Funds”), Beechwood provides customary shareholder services to its customers that are shareholders of the Funds. In return, Beechwood receives service fees from the Funds. During the fiscal year ended December 31, 2007, Beechwood received $481,799 from the Funds for its services. Each of Messrs. J. Christopher Donahue and Thomas R. Donahue, together with their spouses, owns a 5.3% interest in Beechwood. The remaining ownership in Beechwood is held by the siblings of Messrs. J. Christopher Donahue and Thomas R. Donahue, together with their spouses, and the following corporate entities that are wholly owned, or in the case of Beechmax, Inc. majority owned, by the John F. and Rhodora J. Donahue Joint Revocable Trust (the “Revocable Trust”): Oyster Bay Properties, Inc., AWOL, Inc., and Beechmax, Inc. The Revocable Trust, for which John F. Donahue and his spouse serve as trustees, also has a direct ownership interest in Beechwood.

During 2007, Mr. Richard B. Fisher, a founder of Federated and father of Mr. John B. Fisher, Vice President, was employed by Federated as Vice Chairman. Mr. Richard B. Fisher was provided a salary of $720,000 for his services throughout the year.

Conflict of Interest Policies and Procedures

Federated maintains a Code of Business Conduct and Ethics (the “Code”). The Code applies to each director, officer and employee of Federated (each a “Covered Person”). The Code specifically addresses a variety of conflicts of interest. The Code also sets forth guidance for Covered Persons with regard to general conflict of interest scenarios where an individual’s private interests interfere in any way with the interests of Federated as a whole. Federated relies on the integrity and undivided loyalty of Covered Persons to maintain the highest level of objectivity in performing their duties.

Covered Persons are expected to avoid any situation in which personal interests conflict, or have the appearance of conflicting, with those of Federated. Covered Persons are responsible for avoiding any misconduct or perceived conflicts of interest. Accordingly, employees are expected to use prudent behavior and discretion in all transactions and relationships and are required to make prompt and complete disclosure of any possible or probable conflict of interest to their direct supervisor or manager, human resources, or the Internal Compliance Committee, as defined hereinafter. Non-employee directors are also expected to make appropriate disclosures to the Board and to take appropriate steps to recuse themselves from Board decisions with respect to transactions or other matters involving Federated as to which they are interested parties or with respect to which a real or apparent conflict of interest exists. As a general rule, Covered Persons should never receive a payment or anything of value in exchange for a decision involving Federated’s business, with limited exceptions for token gifts of nominal value. Additionally, Covered Persons generally may not have any direct or indirect financial interest in, or any business relationship with, a person or entity that does business with Federated or is a competitor of Federated. This policy does not apply to an arms-length purchase of goods or services for personal or family use or to the ownership of less than five percent of the shares of a publicly traded company. Furthermore, Covered Persons should not engage in outside jobs or activities that compete with Federated in any way. Any employee who is invited to join the board of directors of another organization must obtain the approval of the Internal Compliance Committee. The Code requires directors who are invited to serve on other boards to promptly notify Federated’s Chief Executive Officer and Chairman.

The Code is administered by an Internal Compliance Committee, which consists of Federated’s General Counsel, Chief Compliance Officer, Chief Risk Officer and Chief Audit Executive. As previously discussed, the Code requires Covered Persons to disclose to the Internal Compliance Committee any personal activities or financial interests that could negatively influence, or give the appearance of negatively influencing, their judgment or decisions. The Internal Compliance Committee then determines if there is a conflict and, if so, how to resolve it without compromising the interests of Federated, the Federated Funds or other accounts, as applicable. When necessary, the Internal Compliance Committee will bring matters to the Chief Legal Officer, senior staff or the Board for final resolution.

A copy of the Code is available at FederatedInvestors.com by first clicking on “About Us” and then “Corporate Governance.”

SECURITY OWNERSHIP

Class A Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class A Common Stock by each person who is known by Federated to own beneficially more than five percent of the outstanding shares of Class A Common Stock as of February 29, 2008.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Voting Shares Irrevocable Trust dated May 31, 1989 c/o The Beechwood Company, L.P. Suite 850 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222-3716	9,000	100.0%

All of the outstanding shares of Class A Common Stock are held by the Voting Trust, the trustees of which are Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, for the benefit of members of the family of John F. Donahue. Under the terms of the Voting Trust, the trustees are authorized to vote shares held by the Voting Trust and the trustees additionally may sell, transfer, or otherwise dispose of shares owned by the Voting Trust. The entire voting power of Federated is vested in the holder of the outstanding shares of Class A Common Stock, except as otherwise provided in the Restated Articles of Incorporation of Federated or as required by applicable law.

Class B Common Stock

The following table sets forth certain information regarding beneficial ownership of Federated’s Class B Common Stock as of February 29, 2008 by (i) each of the current directors of Federated, (ii) Named Executive Officers of Federated, and (iii) all executive officers and current directors of Federated as a group.

Name	Shares Beneficially Owned (1)(2)	Percent of Class
J. Christopher Donahue (3)	5,899,287	5.8%

John W. McGonigle (4)	3,076,445	3.0%

John F. Donahue (5)	2,613,208	2.6%

Thomas R. Donahue (6)	2,435,987	2.4%

John B. Fisher (7)	414,364	*

James L. Murdy (8)	27,100	*

Eugene F. Maloney	25,247	*

Michael J. Farrell (9)	18,750	*

David M. Kelly (10)	18,100	*

Edward G. O’Connor	4,590	*

All executive officers and current directors as a group (13 persons)	14,668,224	14.42%

*	Less than 1%.
(1)	Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Unless stated below, each such person has sole voting and investment power with respect to all such shares.
(2)	Does not include 167,184 shares of Class B Common Stock allocated to the accounts of directors and executive officers who are participants in the Federated Investors, Inc. Profit Sharing/401(k) Plan.
(3)	Includes 77,676 shares owned by Mrs. J. Christopher Donahue; 639,026 shares for which Mr. J. Christopher Donahue has the power to sell, transfer or otherwise dispose under powers of attorney (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 639,026 shares for which he has powers of attorney); 498,864 shares for which Mr. J. Christopher Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 498,864 shares for which he acts as custodian); 302,405 shares owned by The Beechwood Company, L.P. of which Beechmax, Inc. is the general partner, Mr. J. Christopher Donahue is a shareholder of Beechmax, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of approximately 91,733 shares owned by The Beechwood Company, L.P.); 115,386 shares owned by Comax Partners Limited Partnership, a limited partnership of which Beechmax, Inc. is general partner, Mr. J. Christopher Donahue is a shareholder of Beechmax, Inc. (Mr. J. Christopher Donahue disclaims beneficial ownership of approximately 101,950 shares owned by Comax Partners Limited Partnership), as of February 29, 2008, all of the shares owned by Comax Partners Limited Partnership were pledged as collateral to secure a line of credit; 978,346 shares owned by Mr. J. Christopher Donahue’s children sharing his household (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 978,346 shares owned by children sharing his household); and 218,861 stock options which are currently exercisable.

(4)	Includes 2,997,284 shares owned by Fairview Partners, L.P., a limited partnership of which 713 Investment Corporation is the sole general partner (Mr. McGonigle disclaims beneficial ownership of approximately 1,528,615 shares owned by Fairview Partners, L.P.); 12,948 shares owned by 713 Investment Company, L.P. and 46,760 currently exercisable stock options held by 713 Investment Company, L.P., a limited partnership of which 713 Investment Corporation is the sole general partner; Mr. McGonigle and his wife are shareholders of 713 Investment Corporation (Mr. McGonigle disclaims beneficial ownership of approximately 6,603 shares and approximately 23,848 currently exercisable options owned by 713 Investment Company, L.P.); and 19,453 currently exercisable stock options held in a trust for the benefit of certain descendants.
(5)	Includes 523,000 shares owned by Richmond Farm L.P., a Pennsylvania limited partnership, of which Mr. John F. Donahue has controlling interest (Mr. John F. Donahue disclaims beneficial ownership of approximately 521,885 shares owned by Richmond Farm L.P.); 1,717,290 shares owned by Bay Road Partners, a Pennsylvania limited partnership, of which AWOL, Inc. is the general partner, Mr. John F. Donahue is a shareholder of AWOL, Inc.; and 38,821 shares owned by Comax Land Company of Florida.
(6)	Includes 2,919 shares owned by Mrs. Thomas R. Donahue; 121,171 shares for which Mr. Thomas R. Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. Thomas R. Donahue disclaims beneficial ownership of all of the 121,171 shares for which he acts as custodian); 805,550 shares owned by Maxfund Partners, L.P., a limited partnership of which Maxfund, Inc. is the general partner (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 644,440 shares owned by the Maxfund Partners, L.P.), Mr. Thomas R. Donahue is a shareholder of Maxfund, Inc.; 302,405 shares owned by The Beechwood Company, L.P. of which Beechmax, Inc. is the general partner, Mr. Thomas R. Donahue is a shareholder of Beechmax, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 91,733 shares owned by The Beechwood Company, L.P.); 115,386 shares owned by Comax Partners Limited Partnership, a limited partnership of which Beechmax, Inc. is general partner, Mr. Thomas R. Donahue is a shareholder of Beechmax, Inc. (Mr. Thomas R. Donahue disclaims beneficial ownership of approximately 91,210 shares owned by Comax Partners Limited Partnership), as of February 29, 2008, all of the shares owned by Comax Partners Limited Partnership were pledged as collateral to secure a line of credit; 405,705 shares owned by Mr. Thomas R. Donahue’s children sharing his household (Mr. Thomas R. Donahue disclaims beneficial ownership of all of the 405,705 shares owned by children sharing his household); and includes 164,681 stock options which are currently exercisable.
(7)	Includes 17,500 shares held by Rosewood Limited Partnership, a limited partnership of which Mr. Fisher is a general partner; and includes 98,880 stock options which are currently exercisable.
(8)	Includes 18,750 stock options which are currently exercisable.
(9)	Includes 18,750 stock options which are currently exercisable.
(10)	Includes 16,500 stock options which are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the securities laws of the United States, Federated’s directors, its executive officers and any persons beneficially owning more than ten percent of Federated’s Class A Common Stock and Class B Common Stock are required to report their ownership of Federated’s Class A and Class B Common Stock and any changes in that ownership to the SEC and to the NYSE. Specific due dates for these reports have been established and Federated is required to report in this Information Statement any failure to file by these dates. All of these filing requirements were satisfied with the following exceptions: a sale by Eugene F. Maloney was reported late and a distribution of shares to John B. Fisher from a limited partnership was reported late. In making these statements, Federated has relied on copies of the reports that its officers, directors and beneficial owners of more than ten percent of Federated’s Class A or Class B Common Stock have filed with the SEC.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the independent registered public accounting firm for 2007 and continues to serve as the independent registered public accounting firm for Federated. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The following fees are for services rendered by the independent registered public accounting firm for the audit of Federated’s financial statements for the fiscal years ended December 31, 2007 and December 31, 2006, the review of the financial statements in Federated’s Forms 10-Q for the fiscal years 2007 and 2006, and other billings for services rendered to Federated:

	2007	2006
Audit Fees:	$1,199,436	$1,208,675
Audit-Related Fees:	$198,923	$517,547
Fees for audit-related services primarily include due diligence, audits of the employee benefit plan and various agreed-upon procedures.
Tax Fees:	$55,749	$84,536
Fees for tax services include tax compliance, tax advice and tax planning.
All Other Fees:	$208,555	$175,588

Fees for other services primarily include audits of new Federated-sponsored mutual fund products (“Funds”), Fund audit overages, Fund tax assistance, SEC filings required for certain Fund mergers and Fund-related continuing education.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy for pre-approval of audit, audit-related, tax and other services, classified as All Other Services, to be performed by Federated’s independent auditor. The policy was adopted in order to ensure that the provision of these services does not impair the auditor’s independence. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based upon subsequent determinations. The term of the general pre-approval is twelve months from the date of pre-approval, unless specifically provided otherwise. The Audit Committee will waive the pre-approval requirement for services (other than audit, review or attest services) if (i) the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by Federated to its auditor during the fiscal year in which the services are provided; (ii) such services were not recognized by Federated at the time of engagement of the auditor to be non-audit services; and (iii) if such services are promptly brought to the attention of the Audit Committee (or its delegate) and approved prior to the completion of the audit. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman of the Audit Committee reports any pre-approval decisions to the Audit Committee at its scheduled meetings.

The Audit Committee pre-approves annual budgets for Audit, Audit-related Services, Tax Services, and All Other Services to be provided. Any proposed services exceeding pre-approved budget levels will require specific pre-approval by the Audit Committee.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Rule 14a-8 of the Exchange Act contains the procedures for including certain shareholder proposals in Federated’s Information Statement and related materials. Shareholders entitled to vote may submit a shareholder proposal pursuant to Rule 14a-8 for the 2009 Annual Meeting of Shareholders of Federated prior to December 1, 2008. Except under certain limited circumstances, the holders of Class B Common Stock are not entitled to vote their shares. Any shareholder proposals should be addressed to the Secretary of Federated, Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.

Federated Investors, Inc.

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, PA 15222-3779

1-800-341-7400

FederatedInvestors.com

(3/08)

Federated is a registered mark of

Federated Investors, Inc.

2008 ©Federated Investors, Inc.